UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	August 17, 2006

Federal Home Loan Bank of New York
__________________________________________
(Exact name of registrant as specified in its charter)

Federally Chartered Corporation	000-51397	136400946
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

101 Park Avenue, Floor 5, New York, New York		10178-0599
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	212-441-6616

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The Federal Home Loan Bank of New York (the "Bank") obtains most of its funds from the sale of debt securities, known as consolidated obligations, in the capital markets. Consolidated obligations, which consist of bonds and discount notes, are by regulation the joint and several obligations of the twelve Federal Home Loan Banks. The Federal Home Loan Banks are regulated by the Federal Housing Finance Board (the "Finance Board") and the Finance Board regulations authorize the Finance Board to require any Federal Home Loan Bank to repay all or a portion of the principal of or interest on consolidated obligations for which another Federal Home Loan Bank is the primary obligor. Consolidated obligations are sold to the public through the Office of Finance using authorized securities dealers. Consolidated obligations are backed only by the financial resources of the twelve Federal Home Loan Banks and are not guaranteed by the United States government.

Schedule A sets forth all consolidated obligation bonds and discount notes committed to be issued by the Federal Home Loan Banks, for which the Bank is the primary obligor, on the trade dates indicated, other than discount notes with a maturity of one year or less that are issued in the ordinary course of business. Schedule A also includes any consolidated obligations with a remaining maturity in excess of one year, if any, for which we have assumed the primary repayment obligation from another Federal Home Loan Bank.

We may elect to change our method of reporting information on the issuance or assumption of consolidated obligations at any time. In reviewing the information in this Current Report on Form 8-K, please note:

• although consolidated obligations issuance is material to the Bank, we have not made a judgment as to the materiality of any particular consolidated obligation or obligations;
• Schedule A does not address any interest-rate exchange agreements (or other derivative instruments) which we may enter into as a result of our asset and liability management strategies and that may be associated, directly or indirectly, with one or more of the reported consolidated obligations;
• Schedule A will not enable a reader to track changes in the total consolidated obligations outstanding for which we are the primary obligor because Schedule A generally excludes consolidated obligation discount notes with a maturity of one year or less and does not reflect whether the proceeds from the issuance of the reported consolidated obligations will be used to, among other things, satisfy called or maturing consolidated obligations. We will report the total consolidated obligations outstanding for which we are the primary obligor in our periodic reports filed with the Securities and Exchange Commission; and
• the principal amounts reported on Schedule A represent the principal amount of the reported consolidated obligations at par, which may not correspond to the amounts reported in our financial statements prepared in accordance with generally accepted accounting principles contained in our periodic reports filed with the Securities and Exchange Commission, because the par amount does not account for, among other things, any discounts, premiums or concessions.

Item 8.01 Other Events.

Each month, the Chief Executive Officer of the Bank issues a ‘Report from the President’ (the "Report") to each shareholder. Such Reports may contain information that may be important to security holders. A copy of the Report to shareholders for the month of August 2006 issued on August 31, 2006 appears below.

August 31, 2006

TO: All Stockholders
(Individually Addressed)

SUBJECT: Report for the Month

At the Bank

Advances Increase to $68.8 Billion

For the month of July, advances averaged $68.8 billion, up $3.4 billion from June. We closed the books on July 31 at $69.8 billion. The increase in advance demand was in short-term fixed rate and floating rate advances. We expect some of the short-term advances will not be renewed and balances will gradually decline.

Also for the month of July, reflecting the increase in advance use, total assets of the Bank were $92.7 billion. This is an increase of $2.5 billion from June. Additional details of the Bank’s performance for the first half of the year can be found in the Federal Home Loan Bank’s Form 10 Q for the second quarter 2006 filed with the SEC at www.sec.gov.

A primary objective of the Home Loan Bank is to maintain a high level of value for our members. Through our competitive pricing, innovative products, exceptional service, and a reasonable dividend, we look forward to providing sustained, strong performance and good value for your investment in the Home Loan Bank.

Our Performance Affects Compensation

Periodically the trade press will run articles on compensation. Early in August, the American Banker ran an article on the salaries of the 12 presidents of the $1 trillion Home Loan Bank System. While the article noted an increase in the salaries, it did not discuss the relationship between performance and reward nor possible lack thereof if performance is not up to par. I would like to provide some facts about compensation at the Federal Home Loan Bank of New York. First, compensation for all Bank employees can and has decreased when the Bank does not perform well. In 2003, the Bank and its stockholders took a loss on investments. As a result, my compensation as well as that of all the Home Loan Bank’s officers was impacted. For that year, incentive compensation and bonuses were eliminated and senior executives received no increase in their base salaries. Second, compensation for most employees of the Home Loan Bank has a significant "at risk" portion tied directly to the Bank’s financial performance. For the senior managers, approximately 30% of their compensation is directly determined by the Bank’s financial performance.

Home Loan Banks are complicated and large financial institutions competing with Wall Street firms to serve our members’ funding and liquidity needs. The demands and expectations of a variety of stakeholders are greater than ever. The Home Loan Bank of New York is operated by a small group of professionals -- many drawn from Wall Street -- dedicated to providing our members a fair return on their investment while at the same time operating the Bank at a low-risk profile.

All of us are interested in controlling costs. But we understand that the talent we require to operate an SEC-registered bank in today’s environment is costly. Our people work hard to produce good results. We can only attract and retain such talent if we pay for it.

The Second Round 2006 AHP Application Window Is Open

The Home Loan Bank’s second Affordable Housing Program (AHP) offering for 2006 is open. AHP provides grants to assist financial institutions in supporting the creation and preservation of housing for lower-income families and individuals. AHP can also assist members with meeting their CRA goals. The Home Loan Bank of New York funds its AHP with ten percent of its annual profits and manages the program within regulatory requirements established by the Federal Housing Finance Board. Approximately $11.8 million in competitive AHP funds will be available during this round. (The maximum amount of AHP subsidy that can be requested is limited to ten percent of the total offering.) All applications must be received at our office no later than 5:00 p.m. on October 2, 2006.

Only stockholder institutions of the Home Loan Bank, our members, are allowed to submit applications, and only applications marked "Second Round 2006" will be considered. For more information, please call Joseph Gallo, Vice President for Community Investment, at 212 441 6851.

In Washington

FDIC Considers Changes to Institutions’ Premiums -- Considers Including Advances

On July 11, 2006, the FDIC published a proposed regulation to create a new risk-based deposit insurance assessment system. The proposal was issued in accordance with the Federal Deposit Federal Insurance Reform Act of 2005 to, among other things, solicit comments on whether advances should be defined as "volatile liabilities" and therefore should be included in a new assessment scheme.

An objective review of advances can come to only one conclusion: advances are not volatile liabilities. They have pre-defined, predictable terms and, unlike deposits, do not evaporate due to circumstances beyond the control of the FHLBank member, such as special, short-term promotions in particular markets or the existence of higher returns to depositors on alternative assets. It would be illogical and unfair to include FHLBank advances within the definition of volatile liabilities given the stability of the FHLBanks, the reliable availability of advances as a source of wholesale funding, and the beneficial and predictable effect of such funding on members’ business plans.

Discouraging borrowing from FHLBanks would be counterproductive to reducing the risk of failure of FDIC-insured institutions and could increase that risk. Borrowers frequently use FHLBank advances for liquidity purposes and to manage interest-rate risk as well as to fund loan growth. Curtailing the use of FHLBank advances would force institutions to look to alternative, often more costly, wholesale funding sources that are considerably more volatile -- reducing member profitability and increasing liquidity risk.

Penalizing FHLBank members for using advances would: (1) limit their use of a valuable liquidity source; (2) make them less competitive; and (3) limit the availability of credit in the communities they serve -- all for no justifiable reason.

It is important for the 12 Home Loan Banks, the 8,200 member lenders, and the national and state trade groups to weigh in on this issue. The Federal Home Loan Bank of New York already has; on August 17, Home Loan Bank Chairman George Engelke commented on the proposal through the enclosed letter.

If you have not already done so, I urge you to write to the FDIC against the proposal to define advances as volatile liabilities. September 22 is the deadline for comments. Should you have any questions, please contact your calling officer.

Sincerely,

Alfred A. DelliBovi
President

Item 9.01 Financial Statements and Exhibits.

Exhibit 1: Schedule A
Exhibit 2: Deposit Insurance Assessments and Federal Home Loan Bank Advances

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This report contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as "projected," "expects," "may," or their negatives or other variations on these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Federal Home Loan Bank of New York

August 31, 2006	By:	/s/ Patrick A. Morgan

Name: Patrick A. Morgan
Title: Senior Vice President and Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

1	Schedule A
2	Deposit Insurance Assessments and Federal Home Loan Bank Advances